Exhibit 10.42

TAX SEPARATION AGREEMENT

TAX SEPARATION AGREEMENT, dated as of June 30, 2004, by and among H Group Holding, Inc., a Delaware corporation (“Holding”), Hyatt Corporation, a Delaware corporation (“Hyatt”), CC-Development Group, Inc., a Delaware corporation (“Classic”), and each of their respective direct and indirect Subsidiaries. References herein to a “Party” (or “Parties”) to this Agreement, shall refer to Holding, Hyatt and Classic.

RECITALS

WHEREAS, Holding and its Subsidiaries (including Hyatt and Classic and their respective Subsidiaries, from time to time) have joined in filing consolidated federal Tax Returns and certain consolidated, combined or unitary state, local or foreign Tax Returns;

WHEREAS, Holding, Hyatt and Classic have entered into that certain Master Distribution Agreement, dated as of the date hereof (the “Distribution Agreement”), pursuant to which Holding will distribute all of the outstanding common stock in each of Classic and Hyatt to its stockholders in transactions intended to qualify for tax-free treatment under Code Section 355 (the “Classic Spin-off” and the “Hyatt Spin-off,” respectively, and collectively, the “Spin-offs”);

WHEREAS, pursuant to the Classic Spin-off, Classic and its Subsidiaries will leave the Pre-Spin-off Group;

WHEREAS, pursuant to the Hyatt Spin-off, Hyatt and its Subsidiaries will leave the Pre-Spin-off Group; and

WHEREAS, the Parties hereto wish to provide for (i) allocations of, and indemnifications against, certain liabilities for Taxes, (ii) the preparation and filing of Tax Returns and the payment of Taxes with respect thereto, and (iii) certain related matters.

NOW THEREFORE, in consideration of their mutual promises, the Parties hereby agree as follows:

1.	Definitions.

When used herein the following terms shall have the following meanings:

“Affiliated Group” — an affiliated group of corporations within the meaning of Code Section 1504(a) for the Taxable Period or, for purposes of any state income tax matters, any consolidated, combined or unitary group of corporations within the meaning of the corresponding provisions of tax law for the state in question.

“Classic” — as defined in the preamble to this Agreement.

“Classic Group” — Classic and each corporation that joins with Classic in filing a consolidated federal income Tax Return for any Post-Closing Taxable Period. For purposes of this Agreement, the Classic Group shall exist from the beginning of the day immediately after the Distribution Date.

“Classic Member” — a corporation that (i) was a Pre-Spin-off Member and (ii) becomes a member of the Classic Group at the beginning of the day immediately after the Distribution Date.

“Classic Separate Return Basis” — the Tax liability (including any minimum tax liability), determined at the end of the Taxable Period or Straddle Period, for the Classic Members (or any specific Classic Member) computed as if such corporations were not part of the Holding Group, but rather a separate Affiliated Group with Classic as the common parent. Such computation shall be made without regard to the income, deductions (including net operating loss and capital loss deductions) and credits of any Holding Member or Hyatt Member. The income, deductions, credits, carryovers and other tax attributes of the Classic Members shall be determined in accordance with all elections used (with the exception of foreign tax credits available) by each Classic Member. In calculating Tax liability on the Classic Separate Return Basis, the separate taxable income or loss of any Classic Member shall be computed as if such member filed a separate income Tax Return for all Taxable Periods and Straddle Periods, except that such member will be allowed to include, without limitation, current capital losses, current Section 1231 losses and current charitable contribution deductions under Section 170 in the computation of its separate taxable income or loss. Such member shall not be entitled to the benefit of any carryover or carry back of any losses or deductions. Any gains or losses on inter-company transactions between Classic Members shall not be taken into account.

“Classic Transition Services Agreement” — that certain Transition Services Agreement of even date herewith between Hyatt and Classic.

“Code” — the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the Taxable Year in question.

“Combined Jurisdiction” — for any Taxable Period, any state, local or foreign jurisdiction in which a Party or a Subsidiary of a Party is included in a consolidated, combined, unitary or similar return for such state, local or foreign Tax purposes.

“Distribution Agreement” — as defined in the preamble to this Agreement.

“Distribution Date” — the single date on which the Hyatt Spin-off and the Classic Spin-Off are effected by Holding.

“Estimated Tax Return” — any Tax Return that is required to be filed with respect to payments of estimated Taxes.

“Final Determination” — (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or comparable agreements under the laws of other jurisdictions; (iii) any other final settlement with the IRS or other Taxing Authority; or (iv) the expiration of an applicable statute of limitations.

“Holding” — as defined in the preamble to this Agreement.

“Holding Group” — Holding and each corporation that joins with Holding in filing a consolidated federal income Tax Return for any Post-Closing Taxable Period. For purposes of this Agreement, the Holding Group shall exist from the beginning of the day immediately after the Distribution Date.

“Holding Member” — a corporation that (i) was a Pre-Spin-off Member and (ii) becomes a member of the Holding Group at the beginning of the day immediately after the Distribution Date.

“Holding Transition Services Agreement” — that certain Transition Services Agreement of even date herewith between Hyatt and Holding.

“Hyatt” — as defined in the preamble to this Agreement.

“Hyatt Group” — Hyatt and each corporation that joins with Hyatt in filing a consolidated federal income Tax Return for any Post-Closing Taxable Period or Straddle Period. For purposes of this Agreement, the Hyatt Group shall exist from the beginning of the day immediately after the Distribution Date.

“Hyatt Member” — a corporation that (i) was a Pre-Spin-off Member and (ii) becomes a member of the Hyatt Group at the beginning of the day immediately after the Distribution Date.

“Hyatt Separate Return Basis” — the Tax liability (including any minimum tax liability), determined at the end of any Taxable Period or Straddle Period, for the Hyatt Members (or any specific Hyatt Member) computed as if such corporations were not part of the Holding Group, but rather a separate Affiliated Group with Hyatt as the common parent. Such computation shall be made without regard to the income, deductions (including net operating loss and capital loss deductions) and credits of any Holding Member or Classic Member. The income, deductions, credits, carryovers and other tax attributes of the Hyatt Members shall be determined in accordance with all elections used (with the exception of foreign tax credits available) by each Hyatt Member. In calculating Tax liability on the Hyatt Separate Return Basis, the separate taxable income or loss of any Hyatt Member shall be computed as if such member filed a separate income Tax Return for all Taxable Periods or Straddle Periods, except that such member will be allowed to include, without limitation, current capital losses, current Section 1231 losses and current charitable contribution deductions under Section 170, in the computation of its separate taxable income or loss. Such member shall not be entitled to the benefit of any carryover or carry back of any losses or deductions. Any gains or losses on inter-company transactions between Hyatt Members shall not be taken into account.

“Information Return(s)” — with respect to any corporation or Affiliated Group, any and all reports, returns, declarations or other filings (other than Tax Returns) required to be supplied to any Tax Authority.

“IRS” — the Internal Revenue Service.

“Overpayment Rate” — the rate of interest imposed by the United States federal government on corporate overpayments of tax for the applicable period.

“Post-Closing Straddle Period” — with respect to any Straddle Period, the period beginning on the day after the Distribution Date and ending on the last day of such Taxable Year.

“Post-Closing Taxable Period” — a Taxable Year that begins after the Distribution Date.

“Pre-Closing Straddle Period” — with respect to any Straddle Period, the period beginning on the first day of such Taxable Year and ending on the close of business on the Distribution Date.

“Pre-Closing Taxable Period” — a Taxable Year that ends at or before the close of business on the Distribution Date.

“Preliminary Transactions” — those certain transactions occurring on or before the Distribution Date that are defined as “Preliminary Transactions” in the Distribution Agreement.

“Pre-Spin-off Group” — Holding and each corporation that joined with Holding in filing a consolidated federal income Tax Return for any Pre-Closing Taxable Period. For purposes of this Agreement, the Pre-Spin-off Group shall terminate at the close of business on the Distribution Date.

“Pre-Spin-off Member” — a corporation that was a member of the Pre-Spin-off Group immediately prior to the Spin-offs.

“Representative” — with respect to any person or entity, any of such person’s or entity’s directors, officers, employees, agent, consultants, accountants, attorneys and other advisors.

“Spin-offs” — as defined in the Preamble to this Agreement.

“Straddle Period” — any Taxable Year beginning before and ending after the close of business on the Distribution Date.

“Subsidiary” — with respect to any corporation (the “given corporation”), each corporation that is, at the time in question, controlled by the given corporation. For purposes of this definition, “control” means the possession, directly or indirectly, of the requisite ownership such that the corporations would be members of an Affiliated Group.

“Tax(es)” — with respect to any corporation or group of corporations, any and all taxes based upon or measured by net income, gross income or gross receipts (when levied in lieu of an income tax) or alternative minimum taxable income, regardless of whether denominated as an “income tax,” a “franchise tax” or otherwise imposed by any Taxing Authority, whether any such tax is imposed directly or through withholding, together with any interest and any penalty, addition to tax or additional amount.

“Taxable Period” — either a Pre-Closing Taxable Period or a Post-Closing Taxable Period.

“Taxable Year” — a taxable year (which may be shorter than a full calendar or fiscal year), year of assessment or similar period with respect to which any Tax may be imposed.

“Tax Benefit(s)” — (i) in the case of a Tax for which a consolidated federal, or a consolidated, combined or unitary state or local, Tax Return is filed, the amount by which the Tax liability of the Affiliated Group or other relevant group of corporations is actually reduced on a “with and without” basis (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to taxable income in any other Taxable Year or as a carryforward or carryback and including the effect of such reduction on other Taxes), plus any interest received with respect to any related Tax refund, and (ii) in the case of a Tax for which a separate Tax Return is filed, the amount by which the Tax liability of a corporation is actually reduced on a “with and without” basis (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to taxable income in any other Taxable Year or as a carryforward or carryback, and including the effect of such reduction on other Taxes), plus any interest received with respect to any related Tax refund.

“Taxing Authority” — the IRS and any other domestic or foreign governmental authority responsible for the administration of any Tax.

“Tax Return(s)” — with respect to any corporation or Affiliated Group, all returns, reports, estimates, information statements, declarations and other filings relating to, or required to be filed in connection with, the payment or refund of any Tax.

“Underpayment Rate” — the rate of interest imposed by the United States federal government on corporate underpayments of tax for the applicable period.

2.	Obligations, Responsibilities and Rights of Holding, Hyatt and Classic.

(a) Preparation and Filing of Tax Returns.

(i) By Holding. Holding shall prepare and timely file (or cause to be prepared and timely filed, pursuant to the Holding Transition Services Agreement or otherwise):

(A) all Tax and Information Returns (including any Estimated Tax Returns) of the Pre-Spin-off Group and any Pre-Spin-off Member that are required to be filed on or before the Distribution Date;

(B) all Tax and Information Returns (including any Estimated Tax Returns) of the Pre-Spin-off Group or any Pre-Spin-off Member for all Pre-Closing Taxable Periods that are not required to be filed on or before the Distribution Date;

(C) all Tax and Information Returns (including any Estimated Tax Returns) of the Pre-Spin-off Group or any Pre-Spin-off Member for all Straddle Periods that are not required to be filed on or before the Distribution Date;

(ii) By Hyatt. Hyatt shall prepare and timely file (or cause to be prepared and timely filed), all Tax and Information Returns (including any Estimated Tax Returns) of the Hyatt Group and any Hyatt Subsidiary for all Post-Closing Taxable Periods.

(iii) By Classic. Classic shall prepare and timely file (or cause to be prepared and timely filed, pursuant to the Classic Transition Services Agreement or otherwise) all Tax and Information Returns (including any Estimated Tax Returns) of the Classic Group and any Classic Subsidiary for all Post-Closing Taxable Periods.

(b) Provision of Filing Information. Each Party shall cooperate and assist the other Party in the preparation and filing of all Tax and Information Returns subject to Section 2(a)(i), including by submitting and submit to the other Parties (i) all necessary filing information and (ii) all other information reasonably requested by the other Party in connection with the preparation of such Tax and Information Returns promptly after such request.

(c) Taxable Year. Holding, Hyatt and Classic agree that, for Tax purposes, (i) the Hyatt Members and the Classic Members shall be included in the consolidated federal Tax Return of the Pre-Spin-off Group for the Taxable Year that ends at the close of business on the Distribution Date (and in all related consolidated, combined or unitary state or local Tax Returns of the Pre-Spin-off Group for or including such Taxable Year) and (ii) the Hyatt Group and each Hyatt Member, and the Classic Group and each Classic Member, shall begin a new Taxable Year for purposes of such federal and, to the extent permitted by law, state Taxes on the day after the Distribution Date. The Parties further agree that, to the extent permitted by applicable law, all federal, state or other Tax Returns shall be filed consistently with this position.

(d) Straddle Period Taxes. For purposes of this Agreement, Taxes shall be allocated between the Pre- and Post-Closing Straddle Periods, in Holding’s reasonable judgment with the consent of the appropriate Hyatt and Classic personnel, which shall not be unreasonably withheld, on the basis of the actual taxable income for each such period, determined by closing the books of the Pre-Spin-off Group at the close of business on the Distribution Date.

(e) Payment of Taxes. Subject to Section 3, Holding, on behalf of the Pre-Spin-off Members, shall pay to the appropriate Tax Authorities (i) all Taxes shown to be due and payable on all Tax Returns filed by Holding pursuant to Sections 2(a)(i)(A), 2(a)(i)(B) and 2(a)(i)(C) and (ii) all Taxes that shall thereafter become due and payable with respect to all Tax Returns filed pursuant to Sections 2(a)(i)(A), 2(a)(i)(B) and 2(a)(i)(C) as a result of a Final Determination. Hyatt and Classic shall pay all Taxes attributable to all Tax Returns filed by them pursuant to Section 2(a)(ii) or 2(a)(iii), as applicable.

(f) Tax Elections. Nothing in this Agreement is intended to change or otherwise affect any previous tax election made by or on behalf of the Pre-Spin-off Group (including the election with respect to the calculation of earnings and profits under Code

Section 1552 and the regulations thereunder). Holding, as common parent of the Holding Group, shall continue to have discretion, reasonably exercised, to make any and all elections with respect to all members of the Pre-Spin-off Group for all Pre-Closing Taxable Periods for which it is obligated to file Tax or Information Returns under Section 2(a)(i).

(g) Refunds of Taxes.

(i) Holding shall be entitled to any refund of Taxes and any other Tax Benefits realized as a result of a Final Determination with respect to all Tax Returns filed pursuant to Section 2(a)(i); provided, however, that Holding shall reimburse Hyatt and Classic, as applicable, for the amount of any Tax refunds or other Tax Benefits, including any deposits or pre-paid Taxes, attributable to any Hyatt or Classic Member for all Pre-Closing Taxable Periods that arise as a result of a Final Determination. Any such Tax refunds or other Tax Benefits attributable to a Straddle Period shall be allocated between the Pre-Closing Straddle Period and Post-Closing Straddle Period on a basis consistent with the method used to allocate the Tax liability for such Straddle Period.

(ii) If any Party to this agreement receives a Tax refund or other Tax Benefit to which another Party to this agreement is entitled pursuant to this Agreement, such Party shall pay (in accordance with Section 4) the amount of such Tax refund or other Tax Benefit to the appropriate other Party.

(iii) In the event that on or before June 30, 2005, Holding has not received a Tax refund or other Tax Benefit from the IRS with respect to pre-1992 tax years in the amount of Thirty-Two Million Dollars ($32 million) (inclusive of interest paid by the IRS), Hyatt shall pay such amount to Holding on or before August 1, 2005. Upon receipt of a Tax refund or other Tax Benefit with respect to such tax years, Holding shall pay to Hyatt the Tax refund or other Tax Benefit received (including interest paid by the IRS) in an amount not to exceed $32 million, plus interest at the Overpayment Rate from August 1, 2005.

(iv) Notwithstanding anything to the contrary in this Section 2(g), in the event that as a result of a Final Determination, Holding realizes a Tax Benefit with respect to deductions associated with payment obligations specifically assumed from Hyatt in connection with the Spin-offs, Holding shall pay the amount of such Tax Benefit to Hyatt in accordance with Section 4.

(v) As of the date prior to the Distribution Date, Hyatt and Classic shall be liable to each Hyatt Member or Classic Member with an excess loss account within the meaning of Treasury Regulation Section 1.1502-19 for the amount of such excess loss account. Hyatt and Classic shall discharge such liability by means of contributions to the capital of such Hyatt Members or Classic Members, respectively, as soon as practicable.

3.	Indemnification.

(a) By Holding. Except as provided in Section 3(b) and 3(c), Holding shall indemnify and hold Hyatt and the Hyatt Group and Classic and the Classic Group harmless against any and all (i) Taxes shown as due or otherwise attributable to Taxable Years covered by all Tax Returns filed pursuant to Section 2(a)(i), (ii) Taxes attributable to the Spin-offs or the Preliminary Transactions; and (iii) each and every liability for Taxes of the Pre-Spin-off Group under Treasury Regulation Section 1.1502-6 or any similar law, rule or regulation administered by any Taxing Authority.

(b) By Hyatt. Hyatt shall indemnify and hold Holding and the Holding Group and Classic and the Classic Group harmless against (i) Taxes attributable to Hyatt Members calculated on a Hyatt Separate Return Basis and included as Taxes shown as due on all Tax Returns (including Estimated Tax Returns) filed pursuant to Section 2(a)(i)(A) and 2(a)(i)(B); (ii) with respect to Straddle Period Tax Returns (including Estimated Tax Returns) filed pursuant to Section 2(a)(i)(C), Taxes attributable to Hyatt Members calculated on a Hyatt Separate Return Basis attributable to Pre-Closing Taxable Periods and included as Taxes shown as due on such Tax Returns; (iii) all Taxes attributable to Tax Returns filed pursuant to Section 2(a)(ii); (iv) all Taxes attributable to any Hyatt Member calculated on a Hyatt Separate Return Basis for all Pre-Closing Taxable Periods that shall thereafter become due and payable as a result of a Final Determination; and (v) Taxes attributable to a successful challenge by the IRS of losses associated with HCN Corporation’s sale of common stock of Berisford International plc and related adjustments, but only to the extent that such Taxes exceed Thirty Million Dollars ($30,000,000).

(c) By Classic. Classic shall indemnify and hold Holding and the Holding Group and Hyatt and the Hyatt Group harmless against (i) Taxes attributable to Classic Members calculated on a Classic Separate Return Basis and included as Taxes shown as due on all Tax Returns (including Estimated Tax Returns) filed pursuant to Section 2(a)(i)(A) and 2(a)(i)(B); (ii) with respect to Straddle Period Tax Returns (including Estimated Tax Returns) filed pursuant to Section 2(a)(i)(C), Taxes attributable to Classic Members calculated on a Classic Separate Return Basis attributable to Pre-Closing Taxable Periods and included as Taxes shown as due on such Tax Returns; (iii) all Taxes attributable to Tax Returns filed pursuant to Section 2(a)(iii); and (iv) all Taxes attributable to any Classic Member calculated on a Classic Separate Return Basis for all Pre-Closing Taxable Periods that shall thereafter become due and payable as a result of a Final Determination.

(d) Non-Corporate Entities and Former Members. In calculating the indemnification obligations of the Parties pursuant to this Section 3:

(i) the Tax liability or Tax Benefits attributable to non-corporate entities shall be attributed to the Affiliated Group that owns such entities immediately after the Spin-offs (other than any Tax liability or Tax Benefits arising out of an asset that was removed from such non-corporate entity pursuant to the transactions contemplated by the Distribution Agreement, which shall be attributed to the Affiliated Group that owns such asset immediately after the Spin-offs); and

(ii) the Tax liability or Tax Benefits attributable to former members of the Pre-Spin-off Group (which have been sold, liquidated or otherwise left the Pre-Spin-off Group prior to the Distribution Date) shall be attributed to the owner of such former member.

(e) Adjustments. The Parties agree to cooperate in good faith, without bias to any Hyatt Member, Classic Member or Holding Member, to make appropriate adjustments to accomplish the objectives of this Section 3.

(f) Certain Reimbursements. Holding, Hyatt or Classic, as the case may be, shall notify the other Parties of any Taxes paid by it or any member of its Affiliated Group that are subject to indemnification under this Section 3. Any notification contemplated by this Section 3(d) shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between Pre- and Post-Closing Taxable Periods and Pre- and Post-Closing Straddle Periods and supporting work papers) and a brief explanation of the basis for indemnification hereunder. Whenever such a notification is given, the indemnifying Party shall pay the amount requested in such notice to the indemnified Party in accordance with Section 4. To the extent the indemnifying Party disagrees with such request, it shall nevertheless make such requested payment but, within 30 days, so notify the indemnified Party, whereupon the Parties shall use their best efforts to resolve any such disagreement. After such resolution, any reimbursement from the indemnified Party to the indemnifying Party made after such 30-day period shall include interest at the Underpayment Rate from the date such payment was received by the indemnified Party.

4.	Method, Timing and Character of Payments Required by This Agreement.

(a) Payment in Immediately Available Funds; Interest. All payments made pursuant to this Agreement shall be made in immediately available funds. Payments shall be made within thirty (30) days of receipt of request therefor, except for payments with respect to Estimated Tax Returns, which shall be made immediately upon request, and payments with respect to Tax refunds or other Tax Benefits, which shall be made thirty (30) days after receipt or realization. Except as otherwise provided herein, any payment not made within thirty (30) days shall thereafter bear interest at the Underpayment Rate.

(b) Characterization of Payments. Any payment (other than interest thereon) made hereunder by Holding to Hyatt or Classic, or by Hyatt or Classic to Holding, shall be treated by all Parties for Tax purposes to the extent permitted by law, and for accounting purposes to the extent permitted by generally accepted accounting principles, as non-taxable dividend distributions or capital contributions as if made prior to the close of business on the Distribution Date.

5.	Tax Returns; Cooperation; Document Retention; Confidentiality.

(a) Provision of Cooperation, Documents, and Other Information. Upon the reasonable request of any Party to this Agreement, Holding, Hyatt and Classic shall provide (and shall cause the members of their respective Affiliated Groups to provide) the requesting Party, promptly upon request, with such cooperation and assistance, documents, and other information as may reasonably be requested by such Party in connection with (i) the preparation and filing of any original or amended Tax Return, (ii) the conduct of any audit or other examination or any judicial or administrative proceeding involving to any extent Taxes or Tax Returns within the scope of this Agreement, or (iii) the verification by a Party of an amount payable hereunder to, or receivable hereunder from, another Party. Such cooperation and assistance shall include, without limitation: (i) the provision of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return: (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any audit, proceeding, suit or action of the type generally referred to in the preceding sentence, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations, with respect to Tax Returns which Holding may be obligated to file on behalf of Hyatt Members or Classic Members pursuant to Section 2(a); (iii) the prompt and timely filing of appropriate claims for refund; and (iv) the use of reasonable best efforts to obtain any documentation from a governmental authority or a third Party that may be necessary or helpful in connection with the foregoing. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(b) Retention of Books and Records. Holding, Hyatt, and Classic shall retain or cause to be retained (and shall cause each member of the relevant Affiliated Group to retain) all Tax Returns filed pursuant to Section 2(a)(i) and all books, records, schedules, work papers, and other documents relating thereto, in accordance with Hyatt’s records retention policy as in effect from time to time. Hyatt will provide Holding and Classic with a copy of its record retention policy in effect as of the date of this Agreement, and thereafter, shall provide Holding and Classic with notice of material modifications to such policy in a timely manner. Holding and Classic may request that Hyatt make specific exceptions to its record retention policy, and Hyatt will use reasonable efforts to accommodate such requests. Notwithstanding the foregoing, each Party agrees to give the other Parties reasonable written notice prior to transferring, destroying or discarding any Tax Returns or books and records of or including the other Parties and, if another Party so requests, each of Hyatt, Holding and Classic shall, and shall cause their Affiliates, as applicable, to allow such other Party to take possession of such books and records or copies thereof.

(c) Status and Other Information Regarding Audits and Litigation. Each Party shall use reasonable efforts to keep the other Parties advised as to the status of Tax audits and litigation involving any issue relating to any Taxes, Tax Returns or Tax Benefits subject to indemnification under this Agreement. To the extent relating to any such issue, each Party shall promptly furnish the other Parties copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial or other governmental authority, as well as copies of any revenue agent’s report or similar report, notice of proposed adjustment or notice of deficiency.

(d) Confidentiality of Documents and Information. Except as required by law or with the prior written consent of the other Parties, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and other materials arc within the scope of this Agreement, shall be kept confidential by the Parties hereto and their Representatives, shall not be disclosed to any other person or entity and shall be used only for the purposes provided herein.

6.	Contests and Audits.

(a) Notification of Audits or Disputes. Upon the receipt by a Party of notice of any pending or threatened Tax audit or assessment, which may affect the liability for Taxes that are subject to indemnification hereunder, such Party shall promptly notify the other Parties in writing of the receipt of such notice.

(b) Control and Settlement. Hyatt, shall have the right and obligation to control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating, in whole or in part, to any Pre-Closing Taxable Period or Straddle Period and to employ counsel of its choice; provided, however, that, with respect to such issues that may impact Holding or any Holding Member or Classic or any Classic Member for any such Taxable Period, Hyatt (i) shall in good faith consult with Holding and Classic, as applicable, as to the handling and disposition of such issues and (ii) shall not enter into any settlement that impacts Holding or any Holding Member or Classic or any Classic Member without the written consent of Holding or Classic, as applicable, which shall not be unreasonably withheld; and provided, further, that the President of Holding or the General Counsel of Classic, as applicable, shall hand deliver to Hyatt’s Vice President of Taxes a written response to any notification by Hyatt of a proposed settlement within ten (10) days of the receipt of such notification. If the respective officers of Holding or Classic fail to so respond within such ten-day period, Holding or Classic, as applicable, shall be deemed to have consented to the proposed settlement. Holding and Classic shall each have the right and obligation, subject to the delegation of such rights and obligations pursuant to the Holding Transition Services Agreement or the Classic Transition Services Agreement, as applicable, to control any Tax audit or judicial or other proceeding related to their respective Post-Closing Taxable Periods.

(c) Delivery of Powers of Attorney with Other Documents. Holding and Classic shall execute and deliver to Hyatt, promptly upon request, powers of attorney authorizing Hyatt to extend statutes of limitations, receive refunds, negotiate settlements and take such other actions that Hyatt reasonably considers to be appropriate in exercising its control rights pursuant to Section 6(b), and any other documents reasonably necessary thereto to effect the exercising of such control rights.

7.	Arbitration.

(a) Request for Arbitration. Except as otherwise specifically provided in this Agreement, any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its arbitrability, validity or termination, or the performance or breach thereof, shall be exclusively and finally settled by arbitration in the manner as provided in Section 8.13 of the Distribution Agreement (whether or not such Distribution Agreement is then in effect), it being the understanding of the Parties that the provisions of such Section 8.13 shall be deemed to be incorporated herein by this reference (excluding the first sentence, which is superceded by this sentence, and any reference to “the practice of law with experience in corporate or commercial transactions” shall be deemed to be a reference to “the practice of law with experience in tax matters.”)

8.	Miscellaneous.

(a) Effectiveness. This Agreement shall be effective from and after the Distribution Date and shall survive until the expiration of any applicable statute of limitations.

(b) Entire Agreement. Except as otherwise provided herein, this Agreement contains the entire agreement among the Parties hereto with respect to the subject matter hereof. This Agreements terminates and supersedes any and all other sharing or allocation agreements with respect to Taxes in effect at the time of the Spin-offs between the Pre-Spin-off Group and the Hyatt Members or the Classic Members, including, without limitation, that certain Eleventh Amended and Restated H Group Holding, Inc. Tax Sharing Agreement dated as of January 31, 2001, as amended, but shall not affect any such agreement to the extent applicable only among Holding Members and shall not affect the applicability, for Pre-Closing Tax Periods, of that certain Tax Sharing Agreement dated as of November 2, 2000 by and among Holding, USFS-Franchise Investor, Inc. and U.S. Franchise Systems, Inc.

(c) Guarantees of Performance. Holding, Hyatt and Classic hereby guarantee the complete and prompt performance by the members of their respective Affiliated Groups of all of their obligations and undertakings pursuant to this Agreement.

(d) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions hereof without including any of such which may hereafter be declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is hereafter held to be invalid, void or unenforceable, the Parties hereto agree to use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

(e) Waiver. Neither the failure nor any delay on the part of any Party hereto to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the conflict of law principles thereof, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

(g) Notices. All notices and other communications hereunder shall be in writing and shall be duly given when delivered in person, by facsimile (with a confirmed receipt thereof) by messenger or courier service or registered or certified mail (postage prepaid, return receipt requested), at the following addresses (or at such other address for a party as shall be specified by like notice):

Prior to January 31, 2005:

If to Holding, to:

H Group Holding, Inc.

200 West Madison, Suite 3900

Chicago, Illinois 60606

Attention: President

If to Hyatt, to:

Hyatt Corporation

200 West Madison, Suite 4200

Chicago, Illinois 60606

Attention: Vice President — Tax

If to Classic, to:

CC-Development Group, Inc.

200 West Madison, Suite 3700

Chicago, Illinois 60606

Attention: General Counsel

After January 31, 2005:

If to Holding, to:

H Group Holding, Inc.

Hyatt Center

71 South Wacker Drive

Chicago, Illinois 60606

Attention: President

If to Hyatt:

Hyatt Corporation

Hyatt Center

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Vice President — Tax

If to Classic:

CC-Development Group, Inc.

Hyatt Center

71 South Wacker Drive

Chicago, Illinois 60606

Attention: General Counsel

(h) Modification or Amendment. This Agreement may be amended at any time by written agreement executed and delivered by duly authorized officers of Holding, Hyatt and Classic.

(i) Successors and Assigns. A Party’s rights and obligations under this Agreement may not be assigned, except by operation of law, without the prior written consent of the other Parties. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and shall survive any acquisition, disposition or other corporate restructuring of transaction involving any Party.

(j) No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties to this Agreement and their respective Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

(k) Counterparts, Headings. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all of such counterparts shall together constitute one and the same instrument. The section numbers and captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(l) Predecessors and Successors. To the extent necessary to give effect to the purposes of this Agreement, any reference to any corporation, Affiliated Group or member of an Affiliated Group shall also include any predecessors or successors thereto, by operation of law or otherwise.

(m) Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each Party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other Party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

(n) Setoff. All payments to be made by any Party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

(o) Costs and Expenses. Unless otherwise specifically provided herein or in the Holding Transition Services Agreement or the Classic Transition Services Agreement, each Party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

(p) Rules of Construction. Any ambiguities shall be resolved without regard to which Party drafted the Agreement.

Signature page follows.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year above written.

H GROUP HOLDING, INC.

By:	/s/ Harold S. Handelsman
Name: Harold S. Handelsman
Title: Vice President, Secretary and Treasurer

HYATT CORPORATION

By:	/s/ Kirk Rose
Name: Kirk Rose
Title: Senior Vice President Finance and Treasurer

CC-DEVELOPMENT GROUP, INC.

By:	/s/ J. Kevin Poorman
Name: J. Kevin Poorman
Title: Vice Chairman

PARTIAL TERMINATION AGREEMENT

THIS PARTIAL TERMINATION AGREEMENT (this “Agreement”), dated as of July 18, 2008, is entered into by and among H Group Holding, Inc., a Delaware corporation (“H Group”), Global Hyatt Corporation, a Delaware corporation (“GHC”), Hyatt Corporation, a Delaware corporation (“Hyatt”), CC-Development Group, Inc., a Delaware corporation (“CC-Development”), Global Hyatt Corporation, a Delaware corporation, and U.S. Franchise Systems, Inc., a Delaware corporation (“USFS”), and each of its direct and indirect subsidiaries, listed in Exhibit A (the “USFS Subsidiaries”), collectively, as the “Parties”.

RECITALS

WHEREAS, each of the Parties is a party to one or more of those agreements identified on Exhibit B hereto (the “Existing Agreements”);

WHEREAS, the Parties desire to terminate the Existing Agreements solely with respect to USFS and the USFS Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Partial Termination of the Existing Agreements. Effective upon the execution of this Agreement, to the extent not already terminated and/or expired by their terms, each of the Existing Agreements shall be terminated with respect solely to USFS and the USFS Subsidiaries, and USFS and the USFS Subsidiaries shall have no further rights or obligations thereunder.

2. Limited Termination. This Agreement is limited by its terms and does not and shall not serve to terminate any provisions of the Existing Agreements except as expressly provided for in this Agreement. The Existing Agreements are hereby ratified and confirmed and shall continue in full force and effect.

3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the choice of law provisions thereof.

4. Further Assurances. Each Party agrees, without further consideration, to execute, acknowledge and deliver such further instruments and to do all such other acts as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

5. Counterparts. For the convenience of the Parties, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and each of their successors and assigns, including, without limitation, any successors or surviving entities thereto by operation of merger.

Signature page follows.

2

IN WITNESS WHEREOF, the parties hereto have entered into this Termination Agreement effective as of the date first above written.

H GROUP HOLDING, INC.

By:	/s/ John Stellato
John Stellato Vice President & Treasurer

GLOBAL HYATT CORPORATION

By:	/s/ Stephen Haggerty
Name: Stephen Haggerty
Title: Global Head of Real Estate and Development

HYATT CORPORATION

By:	/s/ Stephen Haggerty
Name: Stephen Haggerty
Title: Senior Vice President – Real Estate and Development

CC-DEVELOPMENT GROUP, INC.

By:	/s/ John Kevin Poorman
Name: John Kevin Poorman
Title: Vice Chairman

U.S. FRANCHISE SYSTEMS, INC.

By:	/s/ Stephen Haggerty
Name: Stephen Haggerty
Title: Senior Vice President

HAWTHORN SUITES FRANCHISING, INC.

By:	/s/ Stephen Haggerty
Name: Stephen Haggerty
Title: Senior Vice President

[Signature Page to Partial Termination Agreement]

S-1

HAWTHORN RESERVATIONS AND ADVERTISING FUND, INC.

By:	/s/ Stephen Haggerty
Name: Stephen Haggerty
Title: Senior Vice President

HAWTHORN INTERNATIONAL, INC.

By:	/s/ Stephen Haggerty
Name: Stephen Haggerty
Title: Senior Vice President

MICROTEL INNS & SUITES FRANCHISING, INC.

By:	/s/ Stephen Haggerty
Name: Stephen Haggerty
Title: Senior Vice President

MICROTEL RESERVATIONS AND ADVERTISING FUND, INC.

By:	/s/ Stephen Haggerty
Name: Stephen Haggerty
Title: Senior Vice President

MICROTEL INTERNATIONAL, INC.

By:	/s/ Stephen Haggerty
Name: Stephen Haggerty
Title: Senior Vice President

MICROTEL CANADA, INC.

By:	/s/ Stephen Haggerty
Name: Stephen Haggerty
Title: Senior Vice President

[Signature Page to Partial Termination Agreement]

S-2

EXHIBIT A

TO

TERMINATION AGREEMENT

USFS Subsidiaries

1.	Hawthorn Suites Franchising, Inc.

2.	Hawthorn Reservations and Advertising Fund, Inc.

3.	Hawthorn International, Inc.

4.	Microtel Inns & Suites Franchising, Inc.

5.	Microtel Reservations and Advertising Fund, Inc.

6.	Microtel International, Inc.

7.	Microtel Canada, Inc.

EXHIBIT B

TO

TERMINATION AGREEMENT

Existing Agreements

1.	Tax Separation Agreement, dated as of June 30, 2004, by and among H Group Holding, Inc., Hyatt Corporation,
CC-Development Group, Inc. and each of their respective direct and indirect Subsidiaries (as defined therein).

2.	Hyatt Corporation Tax Sharing Agreement, dated as of December 31, 2004, by and among Hyatt Corporation and the members of the group of corporations included in the consolidated federal income tax return filed by Hyatt Corporation and listed on the signature pages therein.

3.	Global Hyatt Corporation Tax Sharing Agreement, dated as of December 31, 2005, as amended, by and among Global Hyatt Corporation and the members of the group of corporations included in the consolidated federal income tax return filed by Global Hyatt Corporation and listed on the signature pages therein.